Exhibit 99.1

Policy with Respect to Certain Charter Provisions

It shall be a policy of Blackstone Real Estate Income Trust, Inc. (the “Company”) for the Board of Directors of the Company to act in a manner consistent with the amendments to the Second Articles of Amendment and Restatement of the Company (the “Charter”) proposed at the 2019 Annual Meeting of the Company. The amendments conformed certain provisions of the Charter with the Statement of Policy Regarding Real Estate Investment Trusts promulgated by the North American Securities Administrators Association, Inc. and were as follows:

A. The first proposed charter amendment was to revise the definition of “Acquisition Expenses” in Article IV as follows:

“Acquisition Expenses” shall mean any and all expenses, exclusive of Acquisition Fees, incurred by the Corporation, the Advisor or any Affiliate of either in connection with the selection and acquisition of any assets, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses and title insurance premiums and the costs of performing due diligence.

B. The second proposed charter amendment was to revise the definition of “Independent Director” in Article IV as follows:

“Independent Director” shall mean a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates (other than ownership of an interest that was acquired and divested before July 31, 2019 and that was de minimis relative to its owner’s net worth) (ii) employment by the Sponsor, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Corporation, (v) service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds 5% of either the Director’s annual gross income, derived from all sources, during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.

C. The third proposed charter amendment was to revise Sections 5.2.2 and 11.2 as follows:

Section 5.2.2 Voting Rights. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 11.2 hereof. Except as may be provided otherwise in the Charter, ~~and subject to the express terms of any series of Preferred Shares,~~ the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

Section 11.2 Voting Rights of Stockholders. Subject to the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 11.1 hereof; (b) amendment of the Charter as provided in Article XIII hereof; (c) dissolution of the Corporation; (d) merger or consolidation of the Corporation, or the sale or other disposition of all or substantially all of the Corporation’s assets; and (e) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Stockholders for approval or ratification. Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i) amend the Charter to adversely affect the rights, preferences and privileges of the Stockholders; (ii) amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve the Corporation other than before the initial investment in Property; (iv) sell all or substantially all of the Corporation’s assets other than in the ordinary course of business or as otherwise permitted by law; or (v) cause the merger or reorganization of the Corporation except as permitted by law.

D. The fourth proposed charter amendment was to revise the third sentence of Section 7.1 as follows:

Upon Commencement of the Initial Public Offering, a majority of the Board will be Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor.

E. The fifth proposed charter amendment was to revise the fourth sentence of Section 8.2 as follows:

The Independent Directors are responsible for reviewing the fees and expenses of the Corporation at least annually or with sufficient frequency to determine that the fees and expenses incurred are reasonable in light of the investment performance of the Corporation, its Net Assets, its Net Income and the fees and expenses of other comparable unaffiliated REITs.

F. The sixth proposed charter amendment was to revise Section 8.5 as follows:

Section 8.5 Disposition Fee on Sale of Property. The Corporation may pay the Advisor a real estate commission upon the Sale of one or more Properties, in an amount equal to one-half of the Competitive Real Estate Commission paid but not to exceed 3% of the sales price of such Property or Properties. Payment of such fee may be made only if the Advisor provides a substantial amount of services in connection with the Sale of such Property or Properties, as determined by a majority of the Independent Directors. In addition, the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such Sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the sales price of such Property or Properties.

G. The seventh proposed charter amendment was to revise Section 9.3(c) and 9.3(d) as follows:

(c) The Corporation shall not invest in or make any Mortgage unless an appraisal is obtained concerning the underlying property except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of Independent Directors so determine, and in all cases in which the transaction is with the Advisor, the Sponsor, any Director or any Affiliate thereof, such appraisal of the underlying property must be obtained from an Independent Appraiser. Such appraisal shall be maintained in the Corporation’s records for at least five years and shall be available for inspection and duplication by any holder of Common Shares. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy as to the priority of the Mortgage or condition of the title must be obtained.

(d) The Corporation shall not invest in or make any Mortgage, including a construction loan, on any one Real Property if the aggregate amount of all mortgage loans on such Real Property, would exceed an amount equal to 85% of the appraised value of such Real Property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including the loans of the Corporation” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

H. The eighth proposed charter amendment was to revise subpart (a) of the last sentence of Article XIV as follows:

(a) that would result in the holders of Common Shares having democracy rights in a Roll-Up Entity that are less than the rights provided for in Sections 11.1, 11.2, 11.3, 11.6 and 12.1 hereof;

3